Exhibit 99.1
FOR IMMEDIATE RELEASE
January 16, 2008
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)

First National Announces Year-end 2007 Financial Results

Spartanburg, SC, January 16, 2008 -- First National Bancshares, Inc. (NASDAQ: FNSC) (www.firstnational-online.com), the bank holding company for First National Bank of the South, today reported its financial results as of and for the year ended December 31, 2007.

Total assets increased by 26.0% during the year ended December 31, 2007, to $586.5 million, as compared to $465.4 million as of December 31, 2006. Loans grew by $95.2 million to $474.7 million, an increase of 25.1% over total loans of $379.5 million as of December 31, 2006. Deposits rose by $95.1 million, a 25.3% increase, to $471.8 million, compared to $376.7 million as of December 31, 2006.

Jerry L. Calvert, President and CEO, said “We made significant progress on our strategic plan for growth and expansion during the year as we added to the infrastructure of our company. We increased our retail banking presence in the growth markets of our state, as we opened our sixth and seventh full-service branches during 2007. The total square footage of our operating facilities increased to 58,000 square feet as of December 31, 2007, an increase of 120% from a year ago. In addition, our employee base increased by 48% to 136 employees, of which 121 were full time, at December 31, 2007. However, our efficiency ratio increased by a relatively small percentage to just over 65%, or 19.3% as compared to 2006.”

For the year ended December 31, 2007, First National posted net income of $4,060,000, a slight increase over net income for the year ended December 31, 2006. Earnings per diluted share were $0.84 as compared to $0.94 per diluted common share for the same period last year, or a decrease of 10.6%. Diluted shares outstanding for the year ended December 31, 2007, increased by 12.2% over 2006, primarily due to the dilutive effects resulting from the noncumulative convertible perpetual preferred stock issued in July of 2007.

Mr. Calvert continued, “Our branch expansion in 2007 has resulted in an increase in our retail deposit base of $60.4 million since December 31, 2006. We look to these and future branches to continue to play a major role in funding our asset growth in the future. We should see positive results on our net interest income through a reduced cost of funds as our retail deposits grow. During 2008, we plan to continue to devote substantial resources to integrating into our growing branch network the four full-service branches in Columbia to be acquired in our merger with Carolina National. We look forward to closing the transaction in the first quarter of 2008 and to the resulting anticipated increase in shareholder value.”

Mr. Calvert concluded, “Our financial performance has been stable in a market affected by significant volatility. The current economic conditions have created uncertainty in many industries. However, as we have grown our franchise over the past few years, we have continued to strengthen our infrastructure. Our capital position is strong with the recent addition of $16.5 million in net proceeds received in July of 2007 from our preferred stock offering. We will continue to focus on thoughtful, deliberate and quality growth in assets and earnings.”

Net interest income for the year ended December 31, 2007 increased by 23.6%, or $3.3 million, as compared to the same period in 2006, primarily due to the growth in average earning assets during 2007 of $144 million, or 38.4%. The relatively smaller increase in net interest income during 2007 resulted from a reduction in net interest margin of 40 basis points during the year to 3.39%, primarily due to the 100 basis point reduction in the federal funds rate during 2007. Since the majority of our earning assets earn interest at floating rates, these interest rate changes have resulted in decreased levels of interest income. As interest rates on deposit and other interest-bearing liabilities, most of which pay interest at fixed rates, decline, interest expense should decrease, allowing the net interest margin to stabilize. In the first six months of 2008, approximately $164 million in retail and wholesale time deposits, or 56% of these deposits, will mature and reprice, with the expectation being a corresponding reduction in the cost of funds in 2008.

The 25.1% increase in the loan portfolio since December 31, 2006 and the $19.4 million increase in residential mortgage loans held for sale from the wholesale mortgage division were the main factors behind the growth in earning assets. The wholesale mortgage division, formed in January of 2007, offers a wide variety of conforming and non-conforming mortgage loan products to other community banks and mortgage brokers which are held for sale in the secondary market. These sales occur pursuant to sales contracts entered into with the investors at the time of the loan commitment. Virtually all of the loans originated to date are residential mortgage loans conforming to FHLMC and FNMA standards with the remainder of the loans being jumbo residential mortgages and mortgages with alternative documentation. This increase was funded primarily by growth to $471.8 million in deposits. In addition, First National received $16.5 million in net proceeds in July 2007 from the sale of 720,000 shares of Series A noncumulative perpetual preferred stock in a public offering.

Nonperforming assets were $9.3 million as of December 31, 2007, or 1.59% of total assets, as compared to $477,000 as of December 31, 2006, an increase of $8.8 million, including $2.3 million in real estate owned. The majority of this increase in nonperforming loans of $6.5 million relates to two loan relationships totaling $4.4 million. On an ongoing basis, management evaluates and assesses these nonperforming assets and has allocated specific reserves to these and other nonaccrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

All amounts presented above reflect the 7% stock dividend distributed on March 30, 2007.

COMPANY HIGHLIGHTS

First National Bancshares, Inc. is a $586.5-million asset bank holding company based in Spartanburg, South Carolina. Its common stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through three operating divisions - the banking division, small business lending division, and the wholesale mortgage lending division. The banking division operates seven full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and four operating as First National Bank of the South in Charleston, Mount Pleasant, Greenville and Greer. First National has also received approval from the Office of the Comptroller of the Currency to open its eighth full-service branch and Rock Hill market headquarters at 2471 Hwy. 160, Ft. Mill, South Carolina. First National also operates loan production offices in Daniel Island and Rock Hill, South Carolina.

First National Bank also operates a small business lending division under the name of First National Business Capital, and this division provides small business lending services to customers in the Carolinas and Georgia. First National Bank’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office on North Main Street in Greenville. In addition to these services, First National offers trust and investment management services to its customers through an alliance with Colonial Trust Company, which has offices in Spartanburg and Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future growth, plans, objectives, expectations, performance, events and the like, as well as any other statements, including those regarding the merger, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to the timing of completion of the merger, uncertainties associated with integration of operations and the cost of combining the banks, whether the transaction will be accretive to First National’s shareholders, business disruption following the merger including adverse effects on employees, the quality of Carolina National’s assets that First National will acquire, the ability of First National to retain customers of Carolina National following the merger, acceptance of First National’s products and services in the Columbia market, changes in worldwide and U.S. economic conditions, a downturn in the economy or real estate market, construction delays and greater than expected non-interest expenses or excessive loan losses and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s and Carolina National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though they are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by either company or any person that the future events, plans, or expectations contemplated by either company will be achieved. First National and Carolina National do not intend to and assume no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

First National Bancshares, Inc.
Summary Financial Data (unaudited)
(Dollars in thousands, except per share data)

Income Statement Data:	For the Year Ended December 31,		Increase/
	2007	2006	(Decrease)
Interest income	$39,968	$28,886	38.4%
Interest expense	22,465	14,725	52.6%
Net interest income	17,503	14,161	23.6%
Provision for loan losses	1,396	1,192	17.1%
Net interest income after provision for loan losses	16,107	12,969	24.2%
Noninterest income	4,151	2,079	99.7%
Noninterest expense	14,159	8,901	59.1%
Income before income taxes	6,099	6,147	(0.8%)
Provision for income taxes	2,039	2,095	(2.7%)
Net income	$4,060	$4,052	< .01%

Preferred stock dividends(1)	(627)	-	(100.0%)

Net income available to common shareholders	$3,433	$4,052	(15.3%)

Selected Performance Ratios (annualized):
Net interest margin	3.39%	3.79%	(10.6%)
Return on average assets	0.76%	1.05%	(27.6%)
Return on average equity	10.89%	16.82%	(35.3%)
Efficiency ratio	65.39%	54.81%	19.3%

Per Share Data and Shares Outstanding(2):
Net income - basic	$0.93	$1.12	(17.0%)
Net income - diluted	0.84	0.94	(10.6%)
Diluted book value per common share	$8.49	$7.29	16.5%
Weighted average common shares outstanding:
Basic	3,696,464	3,615,022	2.3%
Diluted(3)	4,847,045	4,324,561	12.1%
Common shares outstanding at period end	3,724,548	3,700,439	< .01%

Income Statement Data:	For Quarter Ended December 31,		Increase/
	2007	2006	(Decrease)
Interest income	$10,564	$8,522	24.0%
Interest expense	5,914	4,506	31.2%
Net interest income	4,650	4,016	15.8%
Provision for loan losses	183	252	(27.4%)
Net interest income after provision for loan losses	4,467	3,764	18.7%
Noninterest income	1,264	681	85.6%
Noninterest expense	4,007	2,449	63.6%
Income before income taxes	1,724	1,996	(13.6%)
Provision for income taxes	587	628	(6.5%)
Net income	$1,137	$1,368	(16.9%)

Preferred stock dividends(1)	(326)	-	(100.0%)

Net income available to common shareholders	$811	$1,368	(40.7%)

Selected Performance Ratios (annualized):
Net interest margin	3.29%	3.77%	(12.7%)
Return on average assets	0.78%	1.24%	(37.1%)
Return on average equity	9.57%	20.64%	(53.6%)
Efficiency ratio	67.76%	52.14%	30.0%

Per Share Data and Shares Outstanding(2):
Net income - basic	$0.22	$0.37	(40.5%)
Net income - diluted	$0.21	$0.31	(32.3%)
Weighted average shares outstanding:
Basic	3,697,219	3,700,439	(0.1%)
Diluted(3)	5,344,626	4,380,310	22.0%

(1)	Preferred stock dividends were distributed on the 720,000 shares of 7.25% Series A Noncumulative Convertible Perpetual Preferred Stock, issued on July 9, 2007.
(2)	All share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend distributed on March 30, 2007.
(3)
Weighted average diluted shares outstanding reflect the dilutive effect of the following common stock equivalents: common stock options and warrants, and the potential issuance of common stock from the conversion of noncumulative perpetual preferred securities.

Balance Sheet Data:	As of December 31,		Increase/
	2007	2006	(Decrease)
Total assets	$586,513	$465,382	26.0%
Loans, net of unearned income (1)	474,685	379,490	25.1%
Mortgage loans held for sale	19,408	-	100.0%
Allowance for loan losses	4,951	3,795	30.5%
Securities available for sale	70,530	63,374	11.3%
Deposits
Noninterest-bearing	44,466	31,321	42.0%
Interest-bearing	427,362	345,380	23.7%
Total deposits	471,828	376,701	25.3%
FHLB advances and other borrowed funds	51,051	45,446	12.3%
Junior subordinated debentures	13,403	13,403	-
Shareholders' equity	$47,556	$26,990	76.2%

Total loans to deposits(2)	104.72%	100.74%	4.0%

Asset Quality Data:
Nonperforming loans	$7,000	$477	1367.5%
Other real estate owned	2,320	-	100.0%
Total nonperforming assets	$9,320	$477	1853.9%

	As of or for the year
Asset Quality Ratios:	ended December 31,		Increase/
	2007	2006	(Decrease)
Nonperforming assets to total loans(1)	1.96%	0.13%	1407.7%
Nonperforming assets to total assets	1.59%	0.10%	1490.0%
Net chargeoffs quarter-to-date to average total loans(1)	0.01%	0.00%	100.0%
Net chargeoffs year-to-date to average total loans(1)	0.07%	0.04%	75.0%
Allowance for loan losses to nonperforming assets	53.13%	795.60%	(93.3%)
Allowance for loan losses to total loans(1)	1.04%	1.00%	4.0%

Capital Ratios(3):
Average equity to average assets ratio	7.00%	6.24%	12.2%
Leverage capital ratio	9.75%	9.02%	8.1%
Tier 1 risk-based capital ratio	11.57%	8.94%	29.4%
Total risk-based capital ratio	13.38%	11.13%	20.2%

(1)	Total loans include nonperforming loans, but not mortgage loans held for sale.
(2)	Total loans include nonperforming loans and mortgage loans held for sale.
(3)	Capital ratios are presented for the consolidated entity.